Exhibit 99.1
FLIR Systems Announces Appointment of James J. Cannon as President
and CEO

WILSONVILLE, Ore., – May 23, 2017 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced that James J. (“Jim”) Cannon has been appointed President and Chief Executive Officer, effective June 19, 2017. Mr. Cannon will succeed Andy Teich, whose retirement after 33 years of service was previously announced on February 14, 2017.
Mr. Cannon’s extensive and varied leadership experience, together with his proven operational expertise and ability to adapt business strategies to meet evolving market needs, makes him ideally suited to lead FLIR and its portfolio of innovative technology-based products and applications. He previously served for more than 16 years in a variety of senior leadership positions at Stanley Black & Decker, Inc., most recently as President of Stanley Security North America & Emerging Markets. Prior to that, Mr. Cannon was President of the company’s Industrial & Automotive Repair (IAR) business unit, first in North America and subsequently in Europe and Latin America, before then serving as President of Stanley Oil & Gas.
In addition to his global, cross-functional leadership experience at Stanley Black & Decker, Mr. Cannon served in the U.S. Army for 10 years as an infantryman and armor officer in a wide variety of assignments around the world, including Operations Desert Shield and Desert Storm in Iraq, where he learned to truly appreciate FLIR’s technology and was awarded a Combat Infantryman’s Badge. He later oversaw key security missions as part of the Army’s peace enforcement operations in Bosnia.
“We are delighted to appoint a chief executive of Jim’s caliber,” said Earl R. Lewis, Chairman of the FLIR Board of Directors. “Jim’s proven track record of achieving strong results in both business and the military make him uniquely well qualified to serve as FLIR’s next CEO. Our Board of Directors conducted a thorough search process, in which Jim distinguished himself as a true leader of leaders and demonstrated his experience and adaptability running business units worldwide. We’re confident he is the right person to lead FLIR’s dedicated employees. On behalf of the entire Board, I’m pleased to welcome Jim and am excited to work closely with him as we continue to leverage the unique attributes of the FLIR brand and product portfolio to deliver increased value to our shareholders.”
“The opportunity to join this outstanding leadership team and serve alongside over 3,000 talented FLIR employees worldwide as the Company’s next CEO is a great honor,” said Mr. Cannon. “The FLIR brand is synonymous with continuous innovation and delivering value to customers around the world. From my own personal experience having relied on FLIR technology as a combat veteran, I’ve seen firsthand the powerful, life-saving impact the Company’s portfolio of solutions can have for our customers. Andy and the FLIR team have done a great job building out FLIR’s technology and business, and I’m excited to build on that success and drive further growth for the benefit of FLIR’s employees, customers, and shareholders.”

As President of Stanley Security North America & Emerging Markets, Mr. Cannon held direct P&L responsibilities across five business units, managed over 5,000 employees, and oversaw the operations of numerous manufacturing plants and distribution centers. In this role, he successfully developed and executed a strategic plan that reduced complexity and cost while driving continued and sustained improvement. In his previous roles as President of Stanley Oil & Gas, President of IAR Europe & Latin America, and President of IAR North America, he demonstrated his operational skills by driving significant organic growth, increased efficiency, and improved profitability at each business unit.
Mr. Cannon serves on the board of directors of Lydall, Inc. and holds a Bachelor of Science degree in Business Administration/Marketing from the University of Tennessee in Chattanooga.
Mr. Cannon will be based out of the Company’s Wilsonville, Oregon headquarters.

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About FLIR Systems, Inc.
Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.
Forward-Looking Statements
The statements of opinion in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates, and projections about FLIR's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including risks and uncertainties discussed from time to time in FLIR's Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.
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Media Contact:
Tim McDowd
Phone: 503-498-3146
Email: tim.mcdowd@flir.com

Investor Relations:
Shane Harrison
Phone: 503-498-3547
Email: shane.harrison@flir.com

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